EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2006 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan of Sequenom, Inc. of our reports dated March 28, 2006, with respect to the consolidated financial statements and schedule of Sequenom, Inc., Sequenom, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sequenom, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005.

ERNST & YOUNG LLP
/s/ ERNST & YOUNG LLP

San Diego, California

June 7, 2006